                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. 5)*

                      Equity Residential Properties Trust
--------------------------------------------------------------------------------
                              (Name of Issuer)

              Common Shares of Beneficial Interest, par value $.01
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  29476L 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which the
Schedule is filed:

                              [ ] Rule 13d-1(b)
                              [ ] Rule 13d-1(c)
                              [X] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  29476L 10 7               13G                 PAGE  2  OF  30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        B/S Investments
        36-6526147
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   669
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    669
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        669
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares* [ ]
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .00%(.00% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        PN
--------------------------------------------------------------------------------
                     *See instructions before filling out!

CUSIP NO.  29476L 10 7               13G                       PAGE  3  OF  30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Samuel Zell Foundation
        36-3487811
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   30,000
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    30,000
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        30,000
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .03%(.03% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        OO
--------------------------------------------------------------------------------
                     *See instructions before filling out!

CUSIP NO.  29476L 10 7               13G                        PAGE  4  OF  30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Samstock. LLC
        36-4156890
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   1,291,329
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    1,291,329
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,291,329
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        1.1%(1.1% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        OO
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                 PAGE  5  OF  30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Samstock/SZRT, LLC
        ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   200,337
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    200,337
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        200,337
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares* [ ]
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .17%(.16% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        OO
--------------------------------------------------------------------------------
                     *See instructions before filling out!

CUSIP NO.  29476L 10 7               13G                 PAGE  6  OF  30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Samstock/ZGPI, LLC
        36-3716786
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   111,170
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    111,170
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        111,170
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .09%(.09% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        OO
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                        PAGE  7  OF  30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Samstock/ZFT, LLC
        36-3022976
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   326,008
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    326,008
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        326,008
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .27%(.27% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        OO
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                        PAGE  8  OF  30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        EGI Holdings Inc.
        36-4175553
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   537,257
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    537,257
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        537,257
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .45%(.44% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        CO
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                        PAGE  9  OF  30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Lurie General Partnership, Inc.
        36-4003680
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   12,070
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    12,070
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        12,070
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .01%(.01% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        CO
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                    PAGE 10 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Ann Lurie Revocable Trust U/T/A 12/22/89
        ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   591,414
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    591,414
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        591,414
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        (See Instructions)
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .50%(.49% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        OO
--------------------------------------------------------------------------------
                     *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                           PAGE 11 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        EGIL Investments, Inc.
        36-4175555
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   537,256
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    537,256
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        537,256
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .45%(.44% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        CO
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                           PAGE 12 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Anda Partnership
        88-0132846
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Nevada
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   330,277
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    330,277
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        330,277
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .28%(.27% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        PN
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                           PAGE 13 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Persons
        LFT Partnership
        36-6527526
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   624,378
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    624,378
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        624,378
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .52%(.51% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        PN
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                           PAGE 14 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person or S.S. I.R.S. Identification No. of
        Above Person
        Robert H. and Ann Lurie Trust
        36-6944487
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   49,386
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    49,386
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        49,386
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .04%(.04% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        OO
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                           PAGE 15 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        First Capital Financial Corp.
        59-1604552
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*     (a) [X]
                                                              (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Florida
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   31,476
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    31,476
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        31,476
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        .03%(.03% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        CO
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                          PAGE 16 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Samuel Zell
        ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares                       234,493
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   1,664,312
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        234,493
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    1,664,312
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,898,805
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        1.6%(1.6% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        IN
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                          PAGE 17 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Ann Lurie
        ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   2,682,707
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    2,682,707
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,682,707
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        2.2%(2.2% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        IN
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                          PAGE 18 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Sheli Z. Rosenberg
        ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares                       117,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   2,753,995
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        117,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    2,753,995
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,870,995
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        2.4%(2.4% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        IN
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                    PAGE 19 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Arthur A. Greenberg
        ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares                       35,297
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   2,427,987
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        35,297
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    2,427,987
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,463,284
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Share
        [ ]
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        2.1%(2.0% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        IN
--------------------------------------------------------------------------------
                      *See instruction before filling out!

CUSIP NO.  29476L 10 7               13G                          PAGE 20 OF 30
--------------------------------------------------------------------------------
  1     Name of Reporting Person S.S. or I.R.S. Identification No. of
        Above Person
        Mark Slezak
        ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares                       1,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   1,466,915
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        1,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    1,466,915
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,467,915
--------------------------------------------------------------------------------
 10     Check Box if Aggregate Amount in Row (9) Excludes Certain Shares*
        [ ]

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row 9
        1.2%(1.2% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person*
        IN
--------------------------------------------------------------------------------
                      *See instruction before filling out!

                      EQUITY RESIDENTIAL PROPERTIES TRUST
              COMMON SHARES OF BENEFICIAL INTEREST, PAR VALUE $.01
                            CUSIP NUMBER 29476L 10 7


ITEM 1(a).      NAME OF ISSUER

                The Issuer is Equity Residential Properties Trust, a Maryland real estate investment trust.


ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                The Issuer's principal executive office is:
                Two North Riverside Plaza
                Chicago, Illinois 60606

ITEM 2(a).      NAME OF PERSON FILING

                The following entities and persons are filing this Schedule 13G:

                B/S Investments, an Illinois general partnership
                Samuel Zell Foundation, an Illinois not-for-profit corporation Samstock, LLC, a Delaware limited liability company Samstock/SZRT, LLC, a Delaware limited liability company Samstock/ZGPI, LLC, a Delaware limited liability company Samstock/ZFT, LLC, a Delaware limited liability company
                EGI Holdings, Inc., an Illinois corporation
                Lurie General Partnership, Inc., an Illinois corporation
                Ann Lurie Revocable Trust U/T/A 12/22/89
                EGIL Investments, Inc., an Illinois corporation
                Anda Partnership, a Nevada general partnership
                LFT Partnership, an Illinois general partnership
                Robert H. and Ann Lurie Trust, an Illinois trust
                First Capital Financial Corp., a Florida corporation
                Samuel Zell
                Ann Lurie
                Sheli Z. Rosenberg
                Arthur A. Greenberg
                Mark Slezak

                The above entities and person are each a "Reporting Person" and collectively are the "Reporting Person".

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                The address for each Reporting Person is:

                Two North Riverside Plaza
                Chicago, Illinois 60606


ITEM 2(c).      CITIZENSHIP

                B/S Investments                                  Illinois
                Samuel Zell Foundation                           Illinois
                Samstock, LLC                                    Delaware
                Samstock/SZRT, LLC                               Delaware
                Samstock/ZGPI, LLC                               Delaware
                Samstock/ZFT, LLC                                Delaware
                EGI Holdings, Inc.                               Illinois
                Lurie General Partnership, Inc.                  Illinois
                Ann Lurie Revocable Trust U/T/A 12/22/89         Illinois
                EGIL Investments, Inc.                           Illinois
                Anda Partnership                                 Nevada
                LFT Partnership                                  Illinois
                Robert H. and Ann Lurie Trust                    Illinois
                First Capital Financial Corporation              Florida
                Samuel Zell                                      U.S.A.
                Ann Lurie                                        U.S.A.
                Sheli Z. Rosenberg                               U.S.A.
                Arthur A. Greenberg                              U.S.A.
                Mark Slezak                                      U.S.A.


ITEM 2(d).      TITLE OF CLASS OF SECURITIES

                Securities reported herein are common shares of beneficial interest, par value $.01 per share ("Common Shares").

ITEM 2(e).      CUSIP NUMBER:

                The CUSIP number is 29476L 10 7.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b). CHECK WHETHER THE PERSON FILING IS A

                Not applicable.


ITEM 4.         OWNERSHIP

                The Issuer is the sole general partner of ERP Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"). Certain of the Reporting Persons: B/S Investments; Samstock, LLC; Samstock/SZRT, LLC; Samstock/ZGPI, LLC; Samstock/ZFT, LLC; EGI Holdings, Inc.; EGIL Investments, Inc.; Anda Partnership; LFT Partnership; Robert H. and Ann Lurie Trust; First Capital Financial Corpartion; Sheli Z. Rosenberg; and Arthur A. Greenberg, are limited partners of the Operating Partnership. Each limited partner Operating Partnership unit ("OP Unit") is exchangeable, at the holder's request, on a one-for-one basis into a Common Share. Amounts reported herein for each Reporting Person assume (1) the exchange of such Reporting Person's Operating Partnership units for Common Shares and the exercise of options to purchase Common Shares, if applicable, and (2) the exchange of all Reporting Persons' Operating Partnership units for Common Shares and the exercise of such Reporting Persons' options to purchase Common Shares beneficially owned by the Reporting Persons.

                Collectively, the Reporting Persons own Common Shares, or 4.2%, of the issued and outstanding Common Shares (assuming the conversion of all OP Units and the exercise of all options to purchase Common Shares beneficially owned by the Reporting Persons).

                Samuel Zell has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 234,493 Common Shares (assuming the exercise of options to purchase 225,000 Common Shares).

                Sheli Z. Rosenberg has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 117,000 Common Shares (assuming the conversion of 1,528 OP Units and the exercise of options to purchase 61,667 Common Shares).

                Arthur A. Greenberg has the sole power to vote or to direct the vote of and the sole power to dispose or the direct the disposition of 35,297 Common Shares (assuming the conversion of 1,597 OP Units and the exercise of options to purchase 18,500 Common Shares).

                Mark Slezak has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 1,000 Common Shares (assuming the exercise of options to purchase 1,000 Common Shares).

                Messers. Zell, Greenberg and Slezak and Mses. Lurie and Rosenberg share the power to vote or to direct the vote of and share the power to dispose or to direct the disposition of the Common Shares with each of the Reporting Persons as shown in the following table.



                     SHARE POWER WITH SUCH REPORTING PERSON
                     --------------------------------------

                                              Total
                                          Beneficially
                                            Owned            Samuel          Ann       Sheli Z.      Arthur A.         Mark
Reporting Person("RP")                    by such RP          Zell          Lurie     Rosenberg      Greenberg        Slezak
----------------------                    -----------      ----------      --------   -----------    ---------       --------
B/S Investments                                  669(1)             0           669           669           669           669

Samuel Zell Foundation                        30,000           30,000             0        30,000        30,000             0

Samstock, LLC                              1,291,329(2)     1,291,329             0     1,291,329     1,291,329             0

Samstock/SZRT, LLC                           200,337(1)       200,337             0             0             0             0

Samstock/ZGPI, LLC                           111,170(1)       111,170             0             0             0             0

Samstock/ZFT, LLC                            326,008(1)             0             0       326,008             0             0

EGI Holdings, Inc.                           537,257(1)             0       537,257       537,257       537,257       537,257

Lurie General Partnership, Inc.               12,070                0        12,070             0             0        12,070

Ann Lurie Revocable Trust                    591,414                0       591,414             0             0             0
 U/T/A 12/22/89

EGIL Investments, Inc.                       537,256(1)             0       537,256       537,256       537,256       537,256

Anda Partnership                             330,277(1)             0       330,277             0             0       330,277

LFT Partnership                              624,378                0       624,378             0             0             0

Robert H. and Ann Lurie Trust                 49,386(1)             0        49,386             0             0        49,386

First Capital Financial Corporation           31,476(1)        31,476             0        31,476        31,476             0
                                           ----------------------------------------------------------------------------------
     TOTAL - SHARED VOTES                  4,673,027        1,664,312     2,682,707     2,753,995     2,427,987     1,466,915
                                           ---------        ---------     ---------     ---------     ---------     ---------


                    SOLE POWER WITH RESPECT TO COMMON SHARES

Samuel Zell                                 234,493         234,493

Ann Lurie                                         0                              0

Sheli Z. Rosenberg                          117,000                                       117,000

Arthur A. Greenberg                          35,297                                                      35,297

Mark Slezak                                   1,000                                                                     1,000
                                          -----------------------------------------------------------------------------------
     TOTAL - SHARED & SOLE VOTES            387,790           234,493             0       117,000        35,297         1,000
                                          ---------         ---------     ---------     ---------     ---------     ---------

TOTAL - SHARED & SOLE VOTES               5,060,817         1,898,805     2,682,707     2,870,995     2,463,284     1,467,915
                                          =========         =========     =========     =========     =========     =========


Percent of Class - Assuming                  4.2%              1.6%         2.2%            2.4%          2.0%         1.2%
conversion of all OP Units and
exercise of all options to
purchase Common Shares

(1) Represents OP Units which are exchangeable at the holder's option on a one-for-one basis into Common Shares.

(2) Includes 643,845 OP Units.


ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                    [X]

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                    Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                    Not applicable.


ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                    Not applicable.


ITEM 9.             NOTICE OF DISSOLUTION OF GROUP:

                    Not applicable.


ITEM 10.            CERTIFICATE

                    Not applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                             B/S INVESTMENTS, an Illinois general partnership

                             By:  Alphabet Partners, a general partner

                             By:  SZA Trust, a general partner

                             By:  /s/ Arthur A. Greenberg
                                  ----------------------------------
                                  Its: Trustee


                             SAMUEL ZELL FOUNDATION, an Illinois not-for-profit corporation

                             By:  /s/ Samuel Zell
                                  ---------------------------
                                  Its: President

                             SAMSTOCK, LLC, a Delaware limited liability company


                             By:  /s/  Sheli Z. Rosenberg
                                  ---------------------------
                                  Its: Vice President


                             SAMSTOCK/SZRT, LLC, a Delaware limited liability company

                             By:  /s/  Sheli Z. Rosenberg
                                  ---------------------------
                                  Its: Vice President



                             SAMSTOCK/ZGPI, LLC, a Delaware limited
                             liability company

                             By:  /s/  Sheli Z. Rosenberg
                                  ---------------------------
                                  Its: Vice President


                             SAMSTOCK/AFT, LLC, a Delaware limited liability company


                             By:  /s/  Sheli Z. Rosenberg
                                  ---------------------------
                                  Its: Vice President

                             EGI HOLDINGS, INC., an Illinois corporation


                             By:  /s/  Sheli Z. Rosenberg
                                  ---------------------------
                                  Its: Vice President


                             LURIE GENERAL PARTNERSHIP, INC., an Illinois corporation


                             By:  /s/ Mark Slezak
                                  ---------------------------
                                  Its: Vice President


                             ANN LURIE REVOCABLE TRUST U/T/A 12/22/89


                             By:  /s/  Ann Lurie
                                  ---------------------------
                                  Its: Trustee


                             EGIL INVESTMENTS, INC., an Illinois corporation


                             By:  /s/ Mark Slezak
                                  ---------------------------
                                  Its: Vice President

                             ANDA PARTNERSHIP, a Nevada general partnership

                             By:  Ann Only Trust, a general partner

                             By:  /s/  Ann Lurie
                                  ---------------------------
                                  Its: Co-Trustee



                             LFT PARTNERSHIP, an Illinois general partnership

                             By:  Jesse Trust, a general partner

                             By:  /s/  Ann Lurie
                                  ---------------------------
                                  Its: Trustee


                             ROBERT H. AND ANN LURIE TRUST, an Illinois trust


                             By:  /s/  Ann Lurie
                                  ---------------------------
                                  Its: Co-Trustee


                             FIRST CAPITAL FINANCIAL CORP., a Florida corporation


                             By:  /s/  Donald J. Liebentritt
                                  ---------------------------
                                  Its: Vice President

                              /s/ Samuel Zell
                              ----------------------------
                              Samuel Zell


                              /s/  Ann Lurie
                              ----------------------------
                              Ann Lurie

                              /s/  Sheli Z. Rosenberg
                              ----------------------------
                              Sheli Z. Rosenberg



                              /s/ Arthur A. Greenberg
                              ----------------------------
                              Arthur A. Greenberg


                              /s/ Mark Slezak
                              ----------------------------
                              Mark Slezak